Exhibit 99.1

[ONEOK LOGO]		News

October 30, 2003	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Andrea Chancellor
918-588-7570

ONEOK reports third quarter earnings

Tulsa, Okla.— ONEOK, Inc., (NYSE:OKE) today announced net income of $4.6 million, or 1 cent per diluted share of common stock for the third quarter 2003.

David Kyle, chairman, president and chief executive officer of ONEOK, said, “The third quarter was much better than expected. Higher prices for natural gas, crude oil and natural gas liquids, and the impact of the rate order in Kansas resulted in higher earnings. A concentrated effort to reduce operating costs was also effective. In addition, third quarter earnings reflect the recognition of approximately $11 million in revenues in the marketing and trading operation which related to the first and second quarters of 2003.”

Third quarter 2003 results included:

•	Operating income of $31.8 million, compared with $63.8 million for the same quarter a year ago.

•	Lower earnings in 2003 compared with the previous year’s quarter because of an accounting change effective January 1, 2003. The change affects the way ONEOK’s marketing and trading segment accounts for certain energy contracts. The required change was from mark-to-market to accrual accounting. Under the accrual method, earnings from storage and transportation contracts are recorded when the transactions settle.

•	Total net income of $4.6 million, or 1 cent per diluted share of common stock, compared with $20.7 million, or 17 cents per diluted share, for the same quarter a year ago. For the third quarter of 2003, 17.2 million shares of convertible preferred stock and dividends on the preferred shares were excluded from the calculation of diluted earnings per share due to being antidilutive, thereby reducing earnings per diluted share by 4 cents for the period. This antidilution for the third quarter will not affect the resulting earnings per share for the twelve-month period.

The following table shows the components of net income. All numbers are net of tax:

	Three Months Ended September 30,
	2003	2002
	(Millions of Dollars)
Income from continuing operations	$4.6	$17.4
Operations of discontinued component	—	3.3

Net income	$4.6	$20.7

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

Fiscal year to date 2003 results included:

•	Operating income of $326.3 million, compared with $284.5 million for the same period one year ago,

•	Income from continuing operations of $152.8 million or $1.49 per diluted share, compared with $121.4 million or $1.00 per diluted share for the same period a year ago, and

•	Total net income of $49.6 million, or 57 cents per diluted share, compared with $128.7 million, or $1.06 per diluted share, for the same period last year.

The following table shows the components of net income. All numbers are net of tax:

	Nine Months Ended September 30,
	2003	2002
	(Millions of Dollars)
Income from continuing operations	$152.8	$121.4
Operations of discontinued component	2.3	7.3
Gain on sale of producing properties	38.4	—
Cumulative effect of rescission of EITF 98-10	(141.8)	—
Cumulative effect of adoption of FAS 143	(2.1)	—

Net income	$49.6	$128.7

ONEOK business outlook:

•	On September 17, the Kansas Corporation Commission issued an order approving a $45 million stipulated agreement with Kansas Gas Service. After amortization of previously deferred costs, it is estimated that operating income will increase by $29.6 million on an annual basis.

•	At September 30, 2003, our production segment had hedged 12.5 MMcf per day for the remainder of 2003 at the NYMEX price of $4.50 per thousand cubic feet.

•	In October, our production segment hedged an additional 5 MMcf per day for November and December at the NYMEX price of $5.60 and $6.00 per thousand cubic feet, respectively. For 2004, 15 MMcf per day is hedged at a weighted average NYMEX price of $5.22 per thousand cubic feet.

•	Interest rate swaps are projected to result in interest savings of $24.2 million in 2003 and $22.4 million in 2004.

•	In October, ONG filed for a rate increase of $24 million to recover the costs the company has incurred since they assumed responsibility for the customers’ service lines and enhanced their efforts to protect pipelines from corrosion. ONG also seeks to recover certain expenses related to gas in storage and rising customer costs and to defer future costs for homeland security expenditures.

•	In October, ONEOK signed a tolling agreement with a power provider which will increase power capacity owned or contracted from 300 to 512 megawatts.

•	On October 28, 2003, ONEOK announced it will acquire approximately 177.2 billion cubic feet of gas equivalent of proved gas reserves, with additional probable and possible gas reserve potential, at a cost of $240 million. The acquisition is expected to close before year’s end.

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

Third quarter business unit results:

Production

Third quarter operating income increased to $3.5 million from $2.1 million for the same quarter last year because of:

•	Higher natural gas and crude oil prices offset in part by lower production volumes and increased operating costs.

The production segment owns, develops and produces natural gas and oil reserves in Oklahoma. This segment focuses on acquisition and development of reserves, rather than exploratory drilling.

Gathering and Processing

Third quarter operating income increased to $17.5 million, compared with $13.9 million for the same quarter last year because of:

•	Increases in prices for natural gas, natural gas liquids and crude oil,

•	The benefit of the segment’s ongoing effort of restructuring contracts to mitigate exposure to unfavorable keep whole spreads,

•	The change in the operations of the plants in response to changing market conditions, and
•	Decreases in operating costs.

The gathering and processing segment is engaged in the gathering and processing of natural gas and the fractionation, storage and marketing of natural gas liquids. The segment currently has a processing capacity of approximately 2 Bcf/d, of which approximately 0.2 Bcf/d is currently idle. Our gathering and processing segment owns approximately 14,000 miles of gathering pipelines that supply our gas processing plants.

Transportation and Storage

Third quarter operating income decreased to $10.8 million, compared with $17.5 million for the same quarter last year because of:

•	Increased gathering, transportation and storage revenues offset by decreased gas sales, compared with 2002, and

•	Higher operating expenses due to higher employee, litigation, and insurance costs and higher regulatory fees.

The transportation and storage segment owns and operates intrastate pipelines and natural gas transmission pipelines, natural gas storage and gas gathering facilities in Oklahoma, Kansas and Texas. The storage facilities have a combined working capacity of 59.6 Bcf, of which 8 Bcf is temporarily idle.

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

Distribution

Third quarter resulted in an operating loss of $6 million, compared with a loss of $14.1 million for the same quarter one year ago because of:

•	The additional margins from the Texas gas distribution assets acquired in January 2003 and

•	Approval of a rate order in Kansas, which increased rates effective September 22, 2003 offset by increased employee costs.

The distribution segment includes Oklahoma Natural Gas Company, Kansas Gas Service Company and Texas Gas Service Company. The companies are the largest natural gas distributors in Kansas and Oklahoma and the third largest in Texas. Overall, the companies serve almost 2 million customers.

Marketing and Trading

Third quarter operating income was $6.3 million, compared with $44.2 million for the same quarter a year ago because of:

•	The change in accounting for certain storage and transportation contracts from mark-to-market to accrual accounting which eliminated the revenues generated from carrying the natural gas inventories at fair value. Instead, the revenue will be recognized when the inventories are actually sold in the first and fourth quarters,

•	Recognition of approximately $11 million of revenues related to the prepayment of a contract and the revaluation of a derivative contract which should have been recorded in the first and second quarters of 2003, and

•	A decrease in regional basis spreads resulting in decreased gross margin per thousand cubic feet of natural gas, and a decrease in intra-month price volatility, which decreased storage and transport option value.

ONEOK Energy Marketing and Trading income is primarily generated from the following revenue sources:

•	Marketing and transportation services.

•	Storage arbitrage.

•	Retail sales to industrial customers.

•	Power/crude/other marketed commodities.

The marketing and trading segment purchases, stores, markets and trades natural gas to both the wholesale and retail sectors in most states. Leased storage and transport capacity provide direct access to all regions of the country, with great flexibility in capturing volatility in the energy markets. The segment also markets and trades oil and power on a smaller scale.

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

2003 Guidance

The previous guidance provided is being revised upward. Net income from continuing operations is expected to be $2.08 to $2.12 per diluted share of common stock for 2003. Estimates for the fourth quarter earnings per diluted share of common stock are as follows:

	For the Quarter Ended				2003 Fiscal Year
	03/31/2003	06/30/2003	09/30/2003	12/31/2003
Income from continuing operations	$1.20	$0.23	$0.01	$0.61	$2.10
Operations of discontinued component	0.02	—	—	—	0.02
Gain on sale of producing properties	0.34	—	—	—	0.34
Cumulative effect of rescission of EITF 98-10	(1.26)	—	—	—	(1.26)
Cumulative effect of adoption of FAS 143	(0.02)	—	—	—	(0.02)

Net Income	$0.28	$0.23	$0.01	$0.61	$1.18

Note: The level of preferred dividend requirements for the third quarter resulted in an antidilutive position reducing earnings per diluted share of common stock by 4 cents. The antidulution for the third quarter does not affect the resulting earnings per share for the twelve-month period. In addition, changes in the number of shares due to the equity transactions during the year will cause the earnings per diluted share for the quarters to not add to the earnings per diluted share for the fiscal year.

The company has increased its projection of 2003 capital expenditures to a range of $225 to $230 million due to an increase in drilling in the production segment and somewhat higher requirements in the distribution segment coming from the Texas operation.

Cash flow before changes in working capital is anticipated to exceed capital expenditures and $71 million of projected dividends by $150 to $180 million.

Earnings Conference Call

The ONEOK third quarter conference call will be held at 10 a.m. Eastern time (9 a.m. Central time) on October 31, 2003. Those who wish may join the call on the ONEOK Web site at www.oneok.com or call 1-866-482-6973, pass code 3831723.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

###

Some of the statements contained and incorporated in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to the anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of operations and other statements contained or incorporated in this release identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Those factors may affect the Company’s operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in the Company’s credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of the Company’s business;

•	further deregulation, or “unbundling” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by the Company;

•	risks of marketing, trading, and hedging activities as a result of changes in energy prices or the financial condition of the Company’s trading partners;

•	economic climate and growth in the geographic areas in which the Company does business;

•	the uncertainty of estimates, including accruals for gas and oil reserves;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity, and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including, with respect to income taxes, environmental and other compliance issues, authorized rates, or recovery of gas costs;

•	the impact of recently issued and future accounting pronouncement and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak, hostilities or changes in the political dynamics in the Middle East or elsewhere;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which the Company has no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•	risks associated with pending or possible acquisitions and dispositions, including the Company’s ability to finance or to integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings, enforcement proceedings and litigation involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body including the FERC and the CFTC;

•	the Company’s ability to access capital and competitive rates on terms acceptable to the Company;

•	actions taken by Westar or its affiliates with respect to its investment in ONEOK, including, without limitation, the effect of a sale of the Company’s shares of common stock and preferred stock beneficially owned by Westar;

•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased costs for insurance premiums, security or other items as a consequence of the September 11, 2001, terrorists attacks or possible future terrorists attacks or war; and

•	the other factors and other factors listed in the reports the Company has filed and may file from time to time with the SEC.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2003	2002	2003	2002
	(Thousands of Dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$557,093	$399,986	$1,966,030	$1,316,059
Energy trading revenues, net	11,177	49,051	183,938	186,836
Cost of sales	373,888	240,195	1,320,198	760,980

Net Revenues	194,382	208,842	829,770	741,915

Operating Expenses
Operations and maintenance	106,433	92,809	332,996	303,510
Depreciation, depletion, and amortization	40,105	38,517	120,241	111,322
General taxes	16,024	13,732	50,267	42,543

Total Operating Expenses	162,562	145,058	503,504	457,375

Operating Income	31,820	63,784	326,266	284,540

Other income	1,252	1,171	5,322	10,795
Other expense	472	8,183	2,755	13,396
Interest expense	24,972	28,991	78,518	83,026
Income taxes	3,033	10,405	97,565	77,526

Income from continuing operations	4,595	17,376	152,750	121,387
Discontinued operations, net of taxes
Income from operations of discontinued component	—	3,343	2,342	7,313
Gain on sale of discontinued component	—	—	38,369	—
Cumulative effect of a change in accounting principle, net of tax	—	—	(143,885)	—

Net Income	$4,595	$20,719	$49,576	$128,700

Preferred stock dividends	4,000	9,275	24,211	27,825

Income Available for Common Stock	$595	$11,444	$25,365	$100,875

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$0.01	$0.15	$1.64	$1.01
Earnings per share from discontinued operations	$—	$0.02	$0.02	$0.06
Earnings per share from gain on sale of discontinued component	$—	$—	$0.34	$—
Earnings per share from cumulative effect of a change in accounting principle	$—	$—	$(1.28)	$—

Net earnings per share, basic	$0.01	$0.17	$0.72	$1.07

Diluted:
Earnings per share from continuing operations	$0.01	$0.15	$1.49	$1.00
Earnings per share from operations of discontinued component	$—	$0.02	$0.02	$0.06
Earnings per share from gain on sale of discontinued component	$—	$—	$0.34	$—

Earnings per share from cumulative effect of changes in accounting principle	$—	$—	$(1.28)	$—

Net earnings per share, diluted	$0.01	$0.17	$0.57	$1.06

Average Shares of Common Stock (Thousands)
Basic	77,865	99,957	78,650	99,852
Diluted	78,701	100,573	97,385	100,518

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2003	December 31, 2002
Assets	(Thousands of Dollars)
Current Assets
Cash and cash equivalents	$12,115	$73,522
Trade accounts and notes receivable, net	601,931	773,017
Materials and supplies	19,288	16,949
Gas in storage	512,848	58,544
Unrecovered purchased gas costs	—	3,576
Assets from price risk management activities	234,298	655,974
Deposits	7,965	—
Other current assets	26,260	44,790
Assets of discontinued component	—	276

Total Current Assets	1,414,705	1,626,648

Property, Plant and Equipment
Production	157,961	144,174
Gathering and Processing	1,017,518	993,504
Transportation and Storage	705,295	689,150
Distribution	2,788,385	2,169,382
Marketing and Trading	126,248	124,512
Other	98,366	94,778

Total Property, Plant and Equipment	4,893,773	4,215,500
Accumulated depreciation, depletion, and amortization	1,518,010	1,200,451

Net Property, Plant and Equipment	3,375,763	3,015,049

Deferred Charges and Other Assets
Regulatory assets, net	207,365	217,978
Goodwill	228,662	113,510
Assets from price risk management activities	115,236	351,660
Prepaid Pensions	135,780	125,426
Investments and other	71,980	55,526

Total Deferred Charges and Other Assets	759,023	864,100

Non-current Assets of Discontinued Component	—	225,061

Total Assets	$5,549,491	$5,730,858

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2003	December 31, 2002
Liabilities and Shareholders’ Equity	(Thousands of Dollars)
Current Liabilities
Current maturities of long-term debt	$6,334	$6,334
Notes payable	167,000	265,500
Accounts payable	650,003	672,153
Dividends payable	18,614	—
Accrued taxes	98,866	41,922
Accrued interest	28,884	29,202
Customers’ deposits	32,375	21,096
Liabilities from price risk management activities	170,716	427,599
Unrecoved purchased gas costs	12,189	—
Deferred income taxes	46,946	130,328
Other	142,958	125,129
Liabilities of discontinued component	—	1,445

Total Current Liabilities	1,374,885	1,720,708

Long-term Debt, excluding current maturities	1,894,096	1,511,118
Deferred Credits and Other Liabilities
Deferred income taxes	537,528	475,163
Liabilities from price risk management activities	101,850	300,085
Lease obligation	104,046	109,051
Other deferred credits	336,315	208,106

Total Deferred Credits and Other Liabilities	1,079,739	1,092,405

Non-current Liabilities of Discontinued Component	—	41,015

Total Liabilities	4,348,720	4,365,246

Commitments and Contingencies
Shareholders’ Equity
Convertible preferred stock, $0.01 par value:
Series A authorized 20,000,000 shares; issued and outstanding 19,946,448 shares at December 31, 2002	—	199
Series D authorized 21,815,386 shares; issued and outstanding 13,397,386 shares at September 30, 2003	134	—
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 95,315,952 shares and outstanding 81,182,651 shares at September 30, 2003; issued 63,438,441 shares and outstanding 60,761,064 shares at December 31, 2002	953	634
Paid in capital	989,083	903,918
Unearned compensation	(4,182)	(2,716)
Accumulated other comprehensive loss	19,066	(5,546)
Retained earnings	433,075	507,836
Treasury stock at cost: 14,133,301 shares at September 30, 2003; and 2,677,377 shares at December 31, 2002	(237,358)	(38,713)

Total Shareholders’ Equity	1,200,771	1,365,612

Total Liabilities and Shareholders’ Equity	$5,549,491	$5,730,858

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(Unaudited)	2003	2002
Operating Activities	(Thousands of Dollars)
Income from continuing operations	$152,750	$121,387
Depreciation, depletion, and amortization	120,241	111,322
Gain on sale of assets	—	(1,844)
Gain on sale of equity investments	—	(7,622)
(Income) loss from equity investments	(1,141)	128
Deferred income taxes	91,971	157,129
Stock-based compensation expense	3,588	1,647
Allowance for doubtful accounts	10,313	14,198
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	215,271	175,600
Inventories	(441,143)	38,091
Unrecovered purchased gas costs	15,765	48,100
Deposits	(7,965)	41,781
Accounts payable and accrued liabilities	(51,445)	5,678
Price risk management assets and liabilities	5,468	(228,856)
Other assets and liabilities	10,284	196,027

Cash Provided by Continuing Operations	123,957	672,766
Cash Provided by Discontinued Operations	8,285	33,639

Cash Provided by Operating Activities	132,242	706,405

Investing Activities
Changes in other investments, net	1,167	2,082
Acquisitions	(436,630)	(3,663)
Capital expenditures	(150,685)	(166,832)
Proceeds from sale of property	—	2,802
Proceeds from sale of equity investment	—	57,461

Cash Used in Investing Activities of Continuing Operations	(586,148)	(108,150)
Cash Provided by (Used in) Investing Activities of Discontinued Operations	280,669	(18,920)

Cash Used in Investing Activities	(305,479)	(127,070)

Financing Activities
Payments of notes payable, net	(98,500)	(228,000)
Change in bank overdraft	253	(20,738)
Issuance of debt	404,964	—
Payment of debt issuance costs	(2,564)	—
Payment of debt	(15,792)	3,500
Purchase of Series A Convertible Preferred Stock	(300,000)	—
Purchase of common stock	(50,000)	—
Issuance of common stock	218,521	(305,500)
Issuance of treasury stock, net	7,358	4,782
Dividends paid	(52,410)	(55,699)

Cash (Used In) Provided by Financing Activities	111,830	(601,655)

Change in Cash and Cash Equivalents	(61,407)	(22,320)
Cash and Cash Equivalents at Beginning of Period	73,522	28,229

Cash and Cash Equivalents at End of Period	$12,115	$5,909

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Millions of Dollars)
Production
Net Revenues	$9.8	$8.5	$32.2	$23.1
Depreciation, depletion, and amortization	2.8	$3.8	$8.8	$10.0
Operating Income	$3.5	$2.1	$12.3	$5.9
Proved reserves
Gas (MMcf)	—	—	62,759	55,820
Oil (MBbls)	—	—	2,140	2,133
Production
Gas (MMcf)	1,709	1,922	5,282	5,386
Oil (MBbls)	67	76	202	197
Average realized price
Gas ($/Mcf)	$4.65	$3.34	$4.88	$3.36
Oil ($/Bbls)	$26.84	$26.26	$27.68	$24.14
Capital expenditures	$6.1	$3.9	$12.9	$14.1

Gathering and Processing
Net revenues	$53.5	$53.2	$152.1	$139.1
Depreciation, depletion, and amortization	$7.4	$9.7	$21.9	$26.2
Operating Income	$17.5	$13.9	$41.1	$15.2
Total gas gathered (MMMBtu/d)	1,162	1,213	1,178	1,222
Total gas processed (MMMBtu/d)	1,201	1,459	1,215	1,423
Natural gas liquids sales (MBbls/d)	112	104	113	94
Natural gas liquids produced (MBbls/d)	62	76	58	73
Gas sales (MMMBtu/d)	340	346	339	343
Capital expenditures	$4.2	$10.2	$12.2	$35.1

Transportation and Storage
Net Revenues	$26.8	$31.0	$84.0	$87.1
Depreciation, depletion, and amortization	$4.2	$4.0	$12.5	$13.5
Operating Income	$10.8	$17.5	$37.3	$38.0
Volumes transported (MMcf)	101,025	99,794	341,143	332,916
Capital expenditures	$5.6	$0.8	$10.4	$19.3

Distribution
Net Revenues	$89.5	$64.0	$367.8	$301.2
Depreciation, depletion, and amortization	$24.0	$19.3	$71.6	$56.4
Operating Income	$(6.0)	$(14.1)	$69.5	$64.7
Average number of customers	1,970,074	1,423,951	1,989,907	1,443,486
Capital expenditures	$47.9	$31.9	$107.0	$87.8
Natural gas volumes (MMcf)
Gas Sales	21,924	19,939	156,134	129,170
Transportation	49,681	39,678	165,726	125,409

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Millions of Dollars)
Marketing
Net Revenues	$14.5	$51.1	$191.4	$190.2
Depreciation, depletion, and amortization	$1.4	$1.3	$4.3	$4.0
Operating Income	$6.3	$44.2	$163.8	$164.4
Natural gas sales volumes (MMcf)	220,622	242,078	754,769	718,216
Power sales volumes (MMwh)	561	566	1,304	1,218
Physically settled volumes (MMcf)	469,958	485,687	1,519,694	1,439,237
Capital expenditures	$0.1	$0.7	$0.5	$2.3

Discontinued Component
Net Revenues	$—	$16.4	$7.7	$45.8
Depreciation, depletion, and amortization	$—	$6.2	$1.9	$18.6
Operating Income	$—	$5.5	$3.8	$12.0
Proved reserves
Gas (MMcf)	—	—	—	185,970
Oil (MBbls)	—	—	—	2,949
Production
Gas (MMcf)	—	4,608	1,472	13,709
Oil (MBbls)	—	68	53	183
Average realized price
Gas ($/Mcf)	$—	$3.12	$4.10	$2.95
Oil ($/Bbls)	$—	$26.57	$32.28	$23.52
Capital expenditures	$—	$6.2	$—	$18.9

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ONEOK, Inc.

Third Quarter 2003 Earnings

October 30, 2003

ONEOK, Inc. and Subsidiaries

EARNINGS FORECAST 2003

	2002 Fiscal Year Actual	2003 Fiscal Year Forecast
	(Millions of Dollars)

Operating Income
Production	$10	$15
Gathering and Processing	33	50
Transportation and Storage	53	53
Distribution	95	115
Marketing and Trading	182	217
Other	(2)	—

Operating income	371	450
Other income	(7)	3
Interest	106	105
Income taxes	102	136

Income from continuing operations	156	212
Discontinued operations, net of tax
Income from operations of a discontinued component	11	2
Gain on the sale of a discontinued component	—	38
Changes in accounting principle, net of tax	—	(144)

Net Income	$167	$108

Earnings Per Share of Common Stock—Diluted
Earnings per share from continuing operations	$1.31	$2.10
Earnings per share from discontinued operations	0.09	0.02
Earnings per share from gain on sale of discontinued component	—	0.34
Earnings per share from cumulative effect of a change in accounting principle	—	(1.28)

Total Earnings Per Share	$1.40	$1.18

Capital Expenditures
Continuing operations	$211	$227
Discontinued operations	22	—

Total Capital Expenditures	$233	$227

Average Shares of Common Stock—12 Months
Basic	99.9	79.3

Diluted	100.5	97.1

Average Shares of Common Stock—Fourth Quarter
Basic	100.1	81.4

Diluted	100.6	95.6

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